Exhibit 23.5

Date: 26 February 2024

Xuhang Holdings Limited

Building 2, Shangtanghe 198 Cultural and Creative Park

198 Shenban Road Gongshu District

Hangzhou City, Zhejiang Province

The People’s Republic of China, 310000

Re:	Consent of Ince & Co

Dear Sirs or Madams,

We, Ince & Co, have acted as the Hong Kong legal advisers to Xuhang Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form F-1 (File No. 333-271029), including all amendments or supplements thereto (the “Registration Statement”), initially filed with the U.S. Securities and Exchanges Commission under the U.S. Securities Act of 1933, as amended, on March 31, 2023, relating to the initial public offering by the Company of its ordinary shares and listing of the Company’s ordinary shares on the Nasdaq Global Market.

We hereby consent to the inclusion in the Registration Statement of our name, our view, letters, statements, opinion and/or reports, as appropriate, and all references thereto, in the form and context in which they respectively appear in the Registration Statement. We also consent to the reference to our Firm under the caption “Hong Kong counsel” in the Registration Statement.

Yours faithfully,

/s/ Ince & Co

Ince & Co

Ince & Co / 4404-10, 44th Floor, One Island East, 18 Westlands Road, Taikoo Place, Hong Kong

英士律師行 / 香港 太古坊, 華蘭路 18 號, 港島東中心, 44 樓 4404-10 室

T 電話 +852 2877 3221 / F 傳真 +852 2877 2633

Regulated by the Law Society of Hong Kong.

Partners:

ECH Lui[1]	RSY Lau MH	ACY Lau	PT Wong
ICW Lo	KCK Lee	ZR Ooi

China-Appointed Attesting Officer1